Exhibit 4.3

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of December 12, 2005, is between Swift Energy Company, a Texas corporation (the "Company"), and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent") to that certain Rights Agreement (as defined below).

     A.   Recitals.

               1. The Company and the Rights Agent are parties to a Rights Agreement, dated as of August 1, 1997 and amended and restated as of March 31, 1999 (the "Rights Agreement").

               2. Under Section 27 of the Rights Agreement, and subject to the limitations set forth therein, the Company has instructed the Rights Agent to supplement and amend the Rights Agreement as set forth below.

     B.   Amendments to Rights Agreement.

               1. Amendments of Section 1.

     Section 1 of the Rights Agreement is amended by adding the following definitions and relettering all of the other subsections of such Section 1 to include such definitions in alphabetical order:

                           * * * *

                           "(q) "New Swift" shall mean New Swift Energy
                  Company, a Texas corporation, to be renamed, Swift Energy Company, under the Plan of Merger (as defined below) at 9:00 a.m., local time in Austin, Texas on December 28, 2005.

                           * * * *

                           (t) "Plan of Merger" shall mean that certain
                  Plan and Agreement and Articles of Merger to Form Holding Company, dated as of December 28, 2005, by and among New Swift, the Company, and Swift Energy Operating, LLC, a Texas limited liability company, as it may be amended from time to time."

                           * * * *

     Subsection (k) of Section 1 of the Rights Agreement, which contains the definition of "Exempt Person," is amended by adding the following sentence at the end of the existing text thereof:

               "The term `Exempt Person' includes New Swift."

               2. Amendment of Section 28.

     Section 28 of the Rights Agreement is amended by adding the following two sentences at the end of the existing text thereof:

               "The Company may assign its rights and obligations arising under this Agreement and the Rights to New Swift in connection with, and conditioned upon, the effectiveness of the merger contemplated by Plan of Merger by the execution and delivery to the Rights Agent and New Swift of a written assignment and assumption agreement in form reasonably acceptable to the Rights Agent, and in the event of such assignment, all of the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of New Swift, as assignee from the Company. As part of such assignment and assumption agreement, which New Swift and the Rights Agent shall also execute, New Swift shall expressly assume all of the Company's obligations under this Agreement and the Rights, and the Rights Agent shall consent and agree to such assignment and assumption, that New Swift shall be entitled to enforce all of the rights and interests of the Company under this Agreement and the Rights, and to the release of the Company from its covenants and obligations with respect to this Agreement and the Rights."

               3. Addition of New Section 35.

     The Rights Agreement is amended by adding a new Section 35, which reads as follows:

               "Section 35. Exception For Plan of Merger. Notwithstanding any provision of this Agreement to the contrary, neither a Distribution Date nor a Stock Acquisition Date shall be deemed to have occurred, none of New Swift or any of its Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise any Rights under, or be entitled to any rights under, any of Sections 3, 7, 11 or 13 of this Agreement, in any such case by reason of
               (a) the approval, execution, delivery or filing of the Plan of Merger or any amendments thereof approved in advance by the Board of Directors of the Company or (b) the commencement or, prior to termination of the Plan of Merger, the consummation of any of the transactions contemplated by the Plan of Merger in accordance with their terms, including the Merger (as defined in the Plan of Merger)."

               4. Effectiveness.

     This Amendment shall be deemed effective as of December 12, 2005 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

               5. Miscellaneous.

     This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     This Agreement may be executed in multiple counterparts with the effect of one original, and facsimile signatures will have the same effect as original signatures.



                            [SIGNATURE PAGE FOLLOWS]



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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be duly executed as of the date set forth above.

                                 SWIFT ENERGY COMPANY



                                 By: /s/ Bruce H. Vincent
                                    --------------------------------------------
                                    Bruce H. Vincent
                                    President



                                  AMERICAN STOCK TRANSFER & TRUST COMPANY



                                  By: /s/ Herbert J. Lemmer
                                     -------------------------------------------
                                     Herbert J. Lemmer